Exhibit 99.1

VESTIN PREVAILS IN SAN DIEGO CLASS ACTION LAWSUIT

Las Vegas – February 11, 2010 – Vestin Mortgage, Inc., the manager of Vestin Realty Mortgage I, Inc. (Nasdaq: VRTA) and Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB) (collectively “Vestin”) announced today that the California Superior Court ruled in favor of Vestin in its San Diego class action lawsuit.  The lawsuit alleged that Vestin had engaged in a “roll up” when the companies merged the two funds into real estate investment trusts (REITs) in 2006.

The lawsuit claimed that the dissenters, those who voted against the mergers that created VRTA and VRTB, were entitled to roll-up rights.

Michael V. Shustek, Chairman, Chief Executive Officer and President of both REITs, said “We are obviously very pleased with the court’s decision.  When we began the merger process, Vestin engaged experienced and respected legal and accounting firms and followed the Securities and Exchange Commission procedures diligently.  We were always confident in our position that the mergers were not roll ups and the court agreed with us”

“This case continued for three and a half years and has been a significant expense to our shareholders.”

“There is currently pending in Nevada a related case alleging essentially the same core claims that were made in the class action lawsuit.  While the plaintiffs in the Nevada case opted out of the class action in favor of pursuing their own lawsuit, the claims arise from the same core argument - that the mergers resulted in a “roll up”, giving the plaintiffs special rights.  Now that a court has heard all of the evidence and ruled in favor of Vestin, the company intends to continue to vigorously defend the Nevada lawsuit.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of September 30, 2009, Vestin Realty Mortgage II, Inc. had assets of approximately $110.7 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com